                                                                    EXHIBIT 99.1

UNION BANK OF CALIFORNIA


                            BUSINESS LOAN AGREEMENT


This Business Loan Agreement (this "Agreement") is entered into as of the date set forth below between Union Bank of California. N.A. ("Bank") and the undersigned ("Borrower") with respect to each and every extension of credit (whether one of more, collectively referred to as the "Loan") from Bank to Borrower. In consideration of the Loan, Bank and Borrower agree to the following terms and conditions.

1.  THE LOAN

     1.1 The Note. The Loan is evidenced by one or more promissory notes or other evidences of indebtedness, including each amendment, extension, renewal or replacement thereof, which are incorporated herein by this reference (whether one or more, collectively referred to as the "Note").

     1.2 Revolving Loan Clean-up Period. For any portion of the Loan which is a revolving loan, at least N/A consecutive days during each 12 month
                                ---
     period, the principal amount outstanding under such revolving loan must be zero.

     1.3 Term Loan Availability Period. For any portion of the Loan which is a term loan, loan proceeds shall be available for disbursement from N/A.
                                                                       ---
     199_, through __________. 199_, only.

     1.4  Fee.  Borrower shall pay to Bank a fee of $0.00.
                                                     ----

     1.5  Collateral.   The payment and performance of all obligations of
     Borrower under the Loan Documents are and shall be during the term of the Loan secured by a perfected security interest in such real or personal property collateral as is required by Bank.

     1.6 Guaranty. The payment and performance of all obligations of Borrower under the Loan Documents are and shall be during the term of the Loan guaranteed by: N/A
                    ---

     1.7 Subordination. Certain other obligations of Borrower are and shall be during the term of the Loan subordinated to the repayment of the Loan and all other obligations of Borrower to Bank, pursuant to one or more subordination agreement(s) in favor of Bank executed and delivered by:
     ____________

_______________________________________________________________________________.

2. CONDITIONS TO AVAILABILITY OF THE LOAN. Before Bank is obligated to disburse all or any portion of the Loan, Bank must have received (a) the Note and every other document required by Bank in connection with the Loan, each of which must be in form and substance satisfactory to Bank (together with this Agreement, referred to as the "Loan Documents"), (b) confirmation of the perfection of its security interest in any collateral for the Loan, and (c) payment of any fee required in connection with the Loan.

3. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants (and each request for a disbursement of the proceeds of the Loan shall be deemed a representation and warranty made on the date of such request) that:


     3.1 Borrower is an individual or Borrower is duly organized and existing under the laws of the state of its organization and is duly qualified to conduct business in each jurisdiction in which its business is conducted;

     3.2 The execution, delivery and performance of the Loan Documents executed by Borrower are within Borrower's power, have been duly authorized, are legal, valid and binding obligations of Borrower, and are not in conflict with the terms of any charter, bylaw or other organization papers of Borrower or with any law, indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected:

     3.3 All financial statements and other financial information submitted by Borrower to Bank are true and correct in all material respects, and there has been no material adverse change in Borrower's financial condition since the date of the latest of such financial statements:

     3.4 Borrower is properly licensed and in good standing in each state in which Borrower is doing business, and Borrower has complied with all laws and regulations affecting Borrower, including without limitation, each applicable fictitious business name statute;

     3.5 There is no event which is, or with notice or lapse of time or both would be, and Event of Default (as defined in Article 5);

     3.6 Borrower is not engaged in the business of extending credit for the purpose of, and no part of the Loan will be used, directly or indirectly, for purchasing or carrying margin stock within the meaning of Federal Reserve Board Reg. U; and

     3.7 Borrower is not aware of any fact, occurrence or circumstance which Borrower has not disclosed to Bank in writing which has, or could reasonably be expected to have, a material adverse effect on Borrower's ability to repay the Loan or perform its obligations under the Loan Documents.

4. COVENANTS. Borrower agrees, so long as the Loan or any commitment to make any advance under the Loan is outstanding and until full and final payment of all sums outstanding under any Loan Document, that Borrower will:


     4.1  Maintain:

     (a) Working Capital of at least $N/A (As used herein, "Working Capital"
                                      ---
     means the excess of current assets over current liabilities):

     (b) A ratio of current assets to current liabilities of at least N/A:1.00:
                                                                      ---

     (c) A quick ratio of cash, accounts receivable and marketable securities to current liabilities of at least N/A:1.00:
                                     ---

     (d) Tangible Net Worth of at least $3,000,000.00 (As used herein, "Tangible
                                         ------------
     Net Worth" means net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors)):

     (e) A ratio of total liabilities to Tangible Net Worth of not greater than N/A: 1.00 (As used herein "Tangible Net Worth" means net worth increased by
     ---
     indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors)):

     (f) A ratio of Cash Flow to Debt Service of at least N/A, to be measured as
                                                          ---
     of the end of each fiscal __________ of Borrower for the _____________ period immediately preceding the date of measurement:

     (g) A ratio of Cash Flow to Debt Service of at least N/A:1:00. Compliance
                                                          ---
     with this subsection to be measured as of the end of each fiscal _____________ of Borrower. (As used herein, "Cash Flow" means net profit after taxes, to which depreciation, amortization and other non-cash expenses are added for the ______________ month period immediately preceding the date of calculation, and "Debt Service" means that portion of long-term liabilities and capital leases coming due within _________ months after the date of calculation): and

     (h) N/A ___________________________________________________________________
         ---
     ___________________________________________________________________________

     All accounting terms used in this Agreement shall have the definitions given them by generally accepted accounting principles, unless otherwise defined herein.

     4.2  Give written notice to Bank within 15 days of the following:

     (a) Any litigation or arbitration proceeding affecting Borrower where the amount in controversy is $100,000.00 or more:
                               ----------
     (b) Any material dispute which may exist between Borrower and any government body or law enforcement body;
     (c) Any Event of Default or any event which, upon notice, or lapse of time, or both, would become an Event of Default;
     (d) Any other matter which has resulted or is likely to result in a material adverse change in Borrower's financial condition or operation; and
     (e) Any change in Borrower's name or the location of Borrower's principal place of business, or the location of any collateral for the Loan, or the establishment of any new place of business or the discontinuance of any existing place of business.

     4.3 Furnish to Bank an income statement, balance sheet, and statement of retained earnings, with supportive schedules ("Financial Statement") and any other financial information requested by Bank, prepared in accordance with generally accepted accounting principles and in a form satisfactory to Bank as follows:
     (a) Within 60 days after the close of each 6 Month Interim Fiscal Period
                --                              -----------------------------
     Borrower's Financial Statement as the close of such period:
     (b) Within 120 days after the close of each fiscal year, a copy of
                ---
     Borrower's annual Financial Statement prepared by  an independent certified
                                                        ------------------------
     public accountant on an audited basis.  Any independent certified public
     -----------------       -------
     accountant who prepares Borrower's Financial Statement shall be selected by Borrower and reasonably satisfactory to Bank;
     (c) Annually, upon request, a copy of each guarantor's annual Financial
     Statement:
     (d) If a Borrowing Base Addendum is made part of this Agreement, within
     20 days after each calendar month-end, in form required by Bank, a copy of
     --
     Borrower's monthly accounts receivable and accounts payable agings, a report of Borrower's inventory, and a certificate of compliance with the borrowing base described in said Borrowing Base Addendum, which certificate shall accurately report the collateral in form required by Bank; and
     (e) Promptly upon request, any other financial information requested by Bank.

     4.4 Furnish to Bank, on Bank's request, a copy of Borrower's and each guarantor's most recently filed federal income tax return with all accompanying schedules.

     4.5 Pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorney's fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

     4.6 Maintain and preserve Borrower's existence, present form of business and all rights, privileges and franchises necessary or desirable in the normal course of its business, and keep all of Borrower's properties in good working order and condition.

     4.7 Maintain and keep in force insurance with companies acceptable to Bank and in such amounts and types, including without limitation fire and public liability insurance, as is usual in the business carried on by Borrower, or as Bank may reasonably request. Such insurance policies must be in form and substance satisfactory to Bank.

     4.8 Maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower's business and permit employees or agents of Bank at any reasonable time to inspect Borrower's assets and properties, and to examine or audit Borrower's books, accounts and records and make copies and memoranda thereof.

     4.9 At all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Borrower's business, and all material agreements to which Borrower is a party.

     4.10 Except as provided in this Agreement, or in the ordinary course of its business as currently conducted, not make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner, or extend credit.

     4.11 Not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with top ratings of Moody's or Standard & Poor's, provided that all such permitted investments shall mature within one year of purchase; *see Addendum 4.11(a)

     4.12 Not create, assume or suffer to exist any mortgage, encumbrance, security interest, pledge or lien ("Lien") on Borrower's real or personal property, whether now owned or hereafter acquired, or upon the income or profits thereof except the following: (a) Liens in favor of Bank, (b) Liens for taxes or other items not delinquent or contested in good faith and (c) other Liens which do not exceed in the aggregate $N/A at any one time.
                                                       ---

     4.13 Not sell or discount any account receivable or evidence of indebtedness, except to Bank: not borrow any money or become contingently liable for money borrowed, except pursuant to agreements made with Bank.

     4.14 Neither liquidate, dissolve, enter into any consolidation, merger, partnership or other combination; nor convey, sell or lease all or the greater part of its assets or business; nor purchase or lease all or the greater part of the assets or business of another.

     4.15 Not engage in any business activities or operations substantially different from or unrelated to Borrower's present business activities and operations.

     4.16 Not, in any single fiscal year of Borrower, expend or incur obligations of more than $N/A for the acquisition of fixed or capital
                               ---
     assets.

     4.17 Not, in any single fiscal year of Borrower, enter into any lease of real or personal property which would cause Borrower's aggregate annual obligations under all such real and personal property leases to exceed $N/A.
      ---

     4.18 Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.


5. EVENTS OF DEFAULT. The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Loan Documents, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

     5.1 Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents.

     5.2  Any default shall occur under the Note or any of the other Loan
     Documents:

     5.3 Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents:

     5.4 Any guaranty or subordination agreement required hereunder shall be breached or become ineffective, or any guarantor or subordinating creditor shall die or disavow or attempt to revoke to terminate such guaranty or subordination agreement:

     or

     5.5 There shall be a change in ownership or control of 10% or more of the issued and outstanding stock of Borrower or any guarantor, or (if the Borrower is a partnership) there shall be a change in ownership or control of any general partner's interest.

6.   MISCELLANEOUS PROVISIONS

     6.1 The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff and banker's lien.

     6.2 Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

     6.3 The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower without Bank's consent shall be null and void.

     6.4 This Agreement and all other agreements and instruments required by Bank in connection herewith shall be governed by and construed according to the laws of the State of California.

     6.5 Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

     6.6 Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications, verbal or written, between Borrower and Bank shall be of no further effect or evidentiary value.

     6.7 The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     6.8 This Agreement may be amended only in writing signed by all parties hereto.

     6.9 Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but taken together shall be one and the same instrument.

     6.10 Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personnally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service;
     (c) on the next business day if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

7.   ADDITIONAL PROVISIONS
The following additional provisions, if any, are hereby made a part of this
Agreement:


THIS AGREEMENT is executed on behalf of the parties as of _______________, 199_.


Union Bank of California, N.A.              Tivoli Industries, Inc.
         ("Bank")                                ("Borrower")

By:  /s/ Kurt Ross                          By: /s/ Terrence C. Walsh


Title:  Vice President                      Title:  President

Printed Name: Kurt W. Ross                  Printed Name:  Terrence C. Walsh

                                            By:

                                            Title:

                                            Printed Name:

Address where notices to Bank             Address where notices to Borrower
are to be sent:                           are to be sent:

 .      UBOC - South Orange County BBC     .      Tivoli Industries, Inc.

 .      23511 Paseo de Valencia            .      1513 E. St. Gertrude

 .      Laguna Hills, CA  92653            .      Santa Ana, CA  92705

Attn:  Kurt W. Ross                       Attn:  Terrence C. Walsh

Fax Number:     (714)457-1148             Fax Number: (714)
Telephone No.   (714)457-1145             Telephone No.   (714)957-6101

                               ADDENDUM 4.11(a)

provided, however, that (i) so long as no Event of Default or event which, with notice or lapse of time, or both, would become an Event of Default has occured and is continuing or would result from such acquisition, (ii) such acquisition is not contested by such other person or entity and (iii) the consideration paid or to be paid by the Borrower in connection with such acquisition does not exceed Two Million Dollars ($2,000,000.00) in the aggregate, the Borrower may acquire the stock or assets of any other person or entity.

                            BORROWING BASE ADDENDUM

This Borrowing Base Addendum is hereby made a part of and incorporated into the Business Loan Agreement dated as of _________, 199_, as amended and supplemented from time to time (the "Agreement") between Union Bank of California, N.A. and the undersigned ("Borrower").

1.8  Borrowing Base.  An amount of the Loan equal to $750,000.00, evidenced by
                                                      ----------
the Note dated _________, 199_, or any substitutions or replacements thereof, is a revolving loan subject to a borrowing base ("Borrowing Base Loan"). Notwithstanding any other provision of the Agreement or any other Loan Document, Bank shall not be obligated to advance any funds under the Borrowing Base Loan if the principal amount of such Borrowing Base Loan including such advance exceeds 80% of Borrower's Eligible Accounts plus 50% of Borrower's Eligible
        --                                       --
Inventory. However, extensions of credit under the Borrowing Base Loan which are based on availability under Borrower's Eligible Inventory shall not at any time exceed $300,000.00. If at any time Borrower's obligations to Bank under the
       ----------
Borrowing Base Loan exceed the sum so permitted, Borrower shall immediately repay to Bank such excess.

The term "Accounts" means all presently existing and hereafter arising accounts receivable, contract rights, chattel paper, and all other forms of obligations owing to Borrower, payable in U.S. Dollars, arising out of the sale or lease of goods, or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security, as well as all merchandise returned to or reclaimed by Borrower and Borrower's books and records relating to any of the foregoing.

The term "Eligible Accounts" means those Accounts, net of finance charges, which are due and payable within ninety (90) days, or less, from the date of invoice,
                           ----------
have been validly assigned to Bank and strictly comply with all of Borrower's representations and warranties to Bank, but Eligible Accounts shall not include the following:

     (a) Any Account with respect to which the account debtor is an officer, shareholder, director, employee or agent of Borrower:

     (b) Any Account with respect to which the account debtor is a subsidiary of, related to, or affiliated or has common officers or directors with Borrower:

     (c) Any Account relating to goods placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional:

     (d) Any Account with respect to which the account debtor is not a resident of the United States:

     (e) Any Account with respect to which the account debtor is the United States or any department, agency or instrumentality of the United States:

     (f) Any Account with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to
Borrower:

     (g) Any Account with respect to which there is asserted a defense, counterclaim, discount or setoff, whether well-founded or otherwise; except for those discounts, allowances and returns arising in the ordinary course of Borrower's business:

     (h) Any Account with respect to which the account debtor becomes insolvent, fails to pay its debts as they mature or goes out of business or which is owed by an account debtor which has become the subject of a proceeding under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with all or substantially all of its creditors:

     (i) Any account owed by any account debtor with respect to which twenty-five percent (25%) or more of the aggregate dollar amount is its Accounts is not paid within ninety (90) days from the date of invoice:

     (j) Any Account that is not paid by the account debtor within ninety (90) days of the date of invoice:

     (k) That portion of the Account owed by any single account debtor which exceeds 25% of all of the Accounts:
        --

     (l) Any Account which Bank deems not to be an Eligible Account: and

     (m) N/A____________________________________________________________________
         ---
     ________________________________.

     The term "Inventory" means all present and future inventory of Borrower held by Borrower for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process used or consumed in Borrower's business.

     The term "Eligible Inventory" means that portion of Borrower's Inventory of raw materials and finished goods consisting of Borrower's main line(s) of business products, which is (a) owned by Borrower, free and clear of all liens and encumbrances except those in favor of Bank, (b) held for sale or lease by Borrower and normally and currently saleable in the ordinary course of Borrower's business, (c) of good and merchantable quality, free from defects (d) located only at locations of which Bank is notified in writing, and (e) at all times subject to a perfected first priority security interest in favor of Bank. "Eligible Inventory" does not include any of the following: work in process, spare parts, returned items, damaged, defective or recalled items, items unfit for further processing, obsolete or unmerchantable items, items used as salesperson's samples or demonstrators, inventory held in stock more than twelve
(12) months, or inventory which Bank otherwise deems not to be Eligible
Inventory.

Capitalized terms used herein which are not otherwise defined shall have the meanings given to them in the Agreement.

Union Bank of California, N.A.              Tivoli Industries, Inc.
         ("Bank")                                   ("Borrower")

By:     /s/ Kurt W. Ross                    By:     /s/ Terrence C. Walsh

Title:  Vice President                      Title:  President

Printed Name:  Kurt W. Ross                 Printed Name:  Terrence C. Walsh

                                            By:

                                            Title:

                                            Printed Name:

UNION BANK OF CALIFORNIA


                          COMMERCIAL PROMISSORY NOTE

Borrower Name:
TIVOLI INDUSTRIES, INC.

Borrower Address:               Office:          Loan Number:
1513 E. ST. GERTRUDE PLACE      04402            9209823046  0002010001
SANTA ANA, CA  92705
                                Maturity Date:   Amount:
                                MARCH 1, 1999    $750,000.00
________________________________________________________________________________

DATE:
April 22, 1997                                   $750,000.00

FOR VALUE RECEIVED, on March 1, 1999 the undersigned ("Debtor") promises to pay
                       -------------
to the order of UNION BANK OF CALIFORNIA, N.A. ("Bank"), as indicated below, the principal sum of Seven hundred fifty thousand and no/100 Dollars ($750,000.00),
                 ---------------------------------------          -----------
or so much thereof as is disbursed, together with interest on the balance of such principal sum from time to time outstanding, at a per annum rate equal to the Reference Rate plus one and no/100 percent (1.000%), such per annum rate to
                        --------------          ------
change as and when the Reference Rate shall change.

As used herein, the term "Reference Rate" shall mean the rate announced by Bank from time to time at its corporate headquarters as its "Reference Rate." The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time. All computations of interest under this note shall be made on the basis of a year of 360 days, for actual days elapsed.

1.  Interest Payments.  Debtor shall pay interest on the 1st day of each month
                                                         ---             -----
commencing May 1, 1997. Should interest not be so paid, it shall become a part
           -----------
of the principal and thereafter bear interest as herein provided.

At any time prior to the maturity of this note, the maker(s) may borrow, repay and reborrow hereon so long as the total outstanding at any one time does not exceed the principal amount of this note.

Debtor shall pay all amounts due under this note in lawful money of the United States at Bank's South Coast County - BBC Office, or such other office as may be
                 ------------------------
designated by Bank, from time to time.

2. Late payments. If any installment payment required by the terms of this note shall remain unpaid ten days after due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3. Interest Rate Following Default. In the event of default, at the option of Bank, and, to the extend permitted by law, interest shall be payable on the outstanding principal under this note at a par annum rate equal to five percent (5%) in excess of the interest rate specified in the initial paragraph of this note, calculated from the date of default until all amounts payable under this note are paid in full.

4. Default and Acceleration of Time For Payment. Default shall include , but not be limited to, any of the following: (a) the failure of Debtor to make any payment required under this note when due; (b) any breach, misrepresentation or other default by Debtor, any guarantor, co-maker, endorser, or any person or other entity other than Debtor providing security for this note (hereinafter individually and collectively referred to as the "Obligor") under any security agreement, guaranty or other agreement between Bank and any Obligor; (c) the insolvency of any Obligor or the failure of any Obligor generally to pay such Obligor's debts as such debts become due; (d) the commencement as to any Obligor of any voluntary or involtary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; (e) the assignment by any Obligor's creditors; (f) the appointment, or commencement of any proceedings for the appointment, of a receiver, trustee, custodian or similar official for all or substantially all of any Obligor's property; (g) the commencement of any proceeding for the dissolution or liquidation of any Obligor; (h) the termination of existence or death of any Obligor; (i) the revocation of any guaranty or subordination agreement given in connection with this note (j) the failure of any Obligor to comply with any order, judgment, injunction, decree, writ or demand of any court or other public authority; (k) the filing or recording against any Obligor, or the property of any authority;
(k) the filing or recording against any Obligor, or the property of any Obligor, of any notice of levy, notice to withhold, or other legal process for taxes, other than property taxes (l) the default by any Obligor personally liable for amounts owed hereunder on any obligation concerning the borrowing of money; (m) the issuance against any Obligor, or the property of any Obligor,of any writ of attachment, execution, or other judicial lien; or (n) the deterioration of the financial condition of any Obligor which results in Bank deeming itself, in good faith, insecure.

Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under d, e, f, or g, all principal and interest shall automatically become immediately due and payable.

5. Additional Agreements of Debtor. If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorney's fees, incurred by Bank in the collection of enforcement of this note. Debtor and any endorsers of this note, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such a check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any endorser of this note, including their successors and assigns, hereby consents to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consents to service of process by any means authorized by California law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.


TIVOLI INDUSTRIES, INC.

By: /s/ Terrence C. Walsh

UNION BANK OF CALIFORNIA


                               SECURITY AGREEMENT


This Agreement executed at Santa Ana, CA, on April 22, 1997, by Tivoli
                           -------------     --------------     ------
Industries, Inc. (herein called "Debtor"). As security for the payment and
----------------
performance of all of Debtor's obligations to Union Bank of California, N.A., (herein called "Bank"), irrespective of the manner in which or the time at which such obligations arose or shall arise, and whether direct or indirect, alone or with others, absolute or contingent, Debtor does hereby grant a continuing security interest to Bank in all personal property (herein called "Collateral"), whether now or hereafter owned or in existence described as

A.  Motor Vehicles:

                                             New or   Number of
Year  Trade Name  Body Type  Serial Number    Used    Cylinders
----  ----------  ---------  -------------   ------   ---------


B.  Other:

ALL ACCOUNTS, DEPOSIT ACCOUNTS, INSTRUMENTS, CHATTEL PAPER, DOCUMENTS, GENERAL INTANGIBLES, INVENTORY, EQUIPMENT, FURNITURE, AND FIXTURES, NOW OR HEREAFTER OWNED OR ACQUIRED BY DEBTOR, ALL PROCEEDS AND INSURANCE PROCEEDS OF THE FOREGOING, ALL GUARANTEES AND OTHER SECURITY THEREFOR, AND ALL OF DEBTOR'S PRESENT AND FUTURE BOOKS AND RECORDS RELATING THERETO (INCLUDING COMPUTER-STORED INFORMATION AND ALL SOFTWARE RELATING THERETO) AND ALL CONTRACT RIGHTS WITH THIRD PARTIES RELATING TO THE MAINTENANCE OF ANY SUCH BOOKS, RECORDS AND INFORMATION.

The Collateral described above will be maintained 1513 E. St. Gertrude Place,
                                                  ---------------------------
Santa Ana, CA and any other locations.
-------------------------------------

C. All personal property of any kind which is delivered to or in the possession or control of bank or its agents;

D. Proceeds of any of the above-described property. The grant of a security interest in proceeds does not imply the right of Debtor to sell or dispose of any Collateral described herein without the express consent in writing by Bank.

The maximum amount of indebtedness to be secured at any one time is unlimited unless an amount is inserted N/A________________________________________________
                             ---
_________________________________________ ($N/A).
                                            ---
To be completed only if an accommodation) N/A___________________________________
                                          ---
________________________________________________________________________________

is executing this Agreement as an Accommodation Debtor only and his liability is limited to the security interest created in Collateral described herein. The Debtor being accommodated is N/A________________________________________________
                             ---
__________________________________________________________________________.

All terms and conditions on the reverse side hereof are incorporated herein as though set forth in full.

TIVOLI INDUSTRIES, INC.

By:  /s/ Terrence C. Walsh

                                   AGREEMENT

1. The term credit is used throughout this Agreement in its broadest and most comprehensive sense. Credit may be granted at the request of any one Debtor without further authorization or notice to any other Debtor, including an Accommodation Debtor. Collateral shall be security for all obligations of Debtor to Bank in accordance with the terms and conditions herein.

2. Debtor will: (a) execute such Financing Statement and other documents and do such other acts and things, all as Bank may from time to time require, to establish and maintain a valid security interest in Collateral, including payment of all costs and fees in connection with any of the foregoing when deemed necessary by Bank; (b) pay promptly when due all indebtedness to Bank;
(c) furnish Bank such information concerning Debtor and Collateral as Bank may from time to time request, including but not limited to current financial statements; (d) keep Collateral separate and identifiable and at the location described herein and permit Bank and its representatives to inspect Collateral and/or records pertaining thereto from time to time during normal business hours; (e) not sell, assign or create or permit to exist any lien on or security interest in Collateral in favor of anyone other than the Bank unless Bank consents thereto in writing and at Debtor's expense upon Bank's request remove any unauthorized lien or security interest and defend any claim affecting the Collateral; (f) pay all charges against Collateral prior to delinquency including but not limited to taxes, assessments, encumbrances, insurance and diverse claims, and upon Debtor's failure to do so Bank may pay any such charge as it deems necessary and add the amount paid to the indebtedness of Debtor hereunder; (g) reimburse Bank for any expenses including but not limited to reasonable attorneys' fees and legal expenses incurred by Bank in seeking to protect, collect or enforce any rights in Collateral; (h) when required, provide insurance in form and amounts and with companies acceptable to Bank and when required assign the policies or the rights thereunder to Bank; (i) maintain Collateral in good condition and not use Collateral for any unlawful purpose;
(j) at its own expense, upon request of Bank, notify any parties obligated to Debtor on any Collateral to make payment to Bank and Debtor hereby irrevocably grants Bank power of attorney to make said notifications and collections; (k) and does hereby authorize Bank to perform any and all acts which Bank in good faith deems necessary for the protection and preservation of Collateral or its value or Bank's security interest therein, including transferring any Collateral into its own name and receiving the income thereon as additional security hereunder. Bank may not exercise any right under any corporate security which might constitute the exercise of control by Bank so as to make any such corporation an affiliate of Bank within the meaning of the banking laws until after default.

3.  The term default shall mean the occurrence of any of the following events:
(a) non-payment of any indebtedness when due or non-performance of any obligation when due, whether required hereunder or otherwise; (b) deterioration or impairment of the value of Collateral; (c) non-performance by Debtor under this Agreement, default by Debtor of any other agreements with Bank dealing with the extension of credit or with debt owing Bank or any misrepresentation of Debtor or its representative to Bank whether or not contained herein; (d) a change in the composition of any Debtor which is a business entity; or (e) belief by Bank in good faith that there exists, or the actual existence of, any deterioration or impairment in the ability of Debtor to meet its obligations to Bank.

4. Whenever a default exists, Bank, at its option may: (a) without notice accelerate the maturity of any part or all of the secured obligations and terminate any agreement for the granting of further credit to Debtor; (b) sell, lease or otherwise dispose of Collateral at public or private sale; unless Collateral is perishable and threatens to decline speedily in value or is a type customarily sold on a recognized market, Bank will give Debtor at least five (5) days prior written notice of the time and place of any public sale or of the time after which any private sale or any other intended disposition may be made;
(c) transfer any Collateral into its own name or that of its nominee; (d) retain Collateral in satisfaction of obligations secured hereby, with notice of such retention sent to Debtor as required by law; (e) notify any parties obligated on any Collateral consisting of accounts, instruments, chattel paper, choses in action or the like to make payment to Bank and enforce collection of any Collateral herein; (f) require Debtor to assemble and deliver any Collateral to Bank at a reasonable convenient place designated by Bank; (g) apply all sums received or collected from or on account of Collateral including the proceeds of any sales thereof to the payment of the costs and expenses incurred in preserving and enforcing rights of Bank including but not limited to reasonable attorneys' fees, and indebtedness secured hereby in such order and manner as Bank in its sole discretion determines; Bank shall account to Debtor for any surplus remaining thereafter, and shall pay such surplus to the party entitled thereto, including any second secured party who has made a proper demand upon Bank and has furnished proof to Bank as requested in the manner provided by law; in like manner, Debtor, unless an Accommodation Debtor only, agrees to pay to Bank without demand any deficiency after any Collateral has been disposed of and proceeds applied as aforesaid; and (h) exercise its banker's lien or right of setoff in the same manner as though the credit were unsecured. Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code of California in any jurisdiction where enforcement is sought, whether in California or elsewhere. All rights, powers and remedies of Bank hereunder shall be cumulative and not alternative. No delay on the part of Bank in the exercise of any right or remedy shall constitute a waiver thereof and no exercise by Bank of any right or remedy shall preclude the exercise of any other right or remedy or further exercise of the same remedy.

5. Debtor waives: (a) all right to require Bank to proceed against any other person including any other Debtor hereunder or to apply any Collateral Bank may hold at any time or to pursue any other remedy; Collateral, endorsers or guarantors may be released, substituted or added without affecting the liability of Debtor hereunder; (b) the defense of the Statute of Limitations in any action upon any obligations of Debtor secured hereby; (c) if he is an Accommodation Debtor, all rights under Uniform Commercial Code Section 9112; and (d) any right of subrogation and any right to participate in Collateral until all obligations hereby secured have been paid in full.

6. Debtor warrants: (a) that it is or will be the lawful owner of all Collateral free of all claims, liens or encumbrances whatsoever, other than the security interest granted pursuant hereto; (b) all information, including but not limited to financial statements furnished by Debtor to Bank heretofore or hereafter, whether oral or written, is and will be correct and true as of the date given; and (c) if Debtor is a business entity, the execution, delivery and performance hereof are within its powers and have been duly authorized.

7. The right of Bank to have recourse against Collateral shall not be affected in any way by the fact that the credit is secured by a mortgage, deed or trust or other lien upon real property.

8. Debtor may terminate this Agreement at any time upon written notice to Bank of such termination; provided however, that such termination shall not affect his obligations then outstanding, any extensions or renewals thereof, nor the security interest granted herein which shall continue until such obligations are satisfied in full. Such termination shall not affect the obligations of other Debtors if more than one executes this Agreement.

9. If more than one Debtor executes this Agreement, the obligations hereunder are joint and several. All words used herein in the singular shall be deemed to have been used in the plural when the context and construction so require. Any married persons who sign this Agreement expressly agree that recourse may be had against his/her separate property for all of his/her obligations to Bank.

10. This Agreement shall inure to the benefit of and bind Bank, its successors and assigns and each of the undersigned, their respective heirs, executors, administrators and successors in interest. Upon transfer by Bank of any part of the obligations secured hereby, Bank shall be fully discharged from all liability with respect to Collateral transferred therewith.

11. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement shall be prohibited or invalid under applicable law, such provisions shall be ineffective to the extend of such prohibition or invalidity without invalidating the remainder of such or the remaining provisions of this Agreement.